EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 1, 2011 (July 15, 2011 as to the effects of the segment change described in Notes 2, 3 and 16) relating to the financial statements and financial statement schedule of Clean Harbors, Inc. (the "Company") appearing in the Current Report on Form 8-K of the Company dated July 15, 2011 and our report dated March 1, 2011 relating to the effectiveness of the Company's internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 15, 2011